EXHIBIT 99.1

NeuroMetrix Reports Q4 and Full Year 2018 Financial Results

WALTHAM, Mass., January 24, 2019 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter and year ended December 31, 2018.

The Company develops and markets novel therapies for chronic health conditions employing neurostimulation and digital medicine. The Company has two primary commercial products. Quell® is an over-the-counter wearable neurostimulation device for treating chronic pain. DPNCheck® is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of diabetic peripheral neuropathy (DPN).

Highlights:

•
Revenue of $3.7 million in Q4 and $16.1 million full year 2018 were lower than 2017 by 24% and 6%, respectively. Quell shipment volume and revenue declined due to lower advertising and refocused distribution.

•	DPNCheck 2018 revenue of $4.2 million was up 34% over 2017. A new distribution agreement for Japan was executed with Fukuda Denshi.

•	The Company reported positive net income of $24 thousand in 2018.

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Over the course of 2018 Quell distribution was restructured to retain the most profitable channels. Combined with the launch of Quell 2.0 at higher pricing, this contributed to improved gross profit and margins. Full year gross profit of $7.4 million carried a gross margin rate of 45.9%, up 5.8 percentage points from 40.1% in 2017.

•
The 2018 GSK collaboration agreement was amended in Q4 to accelerate part of the $13.8 million remaining milestones. NeuroMetrix received a $2 million payment on signing the amendment. Total GSK collaboration funding in 2018 was $14.7 million of which $12.7 million was recognized within collaboration income.

•	The Quell intellectual property position was enhanced by the issuance in Q4 of three U.S. utility patents.

"Our Q4 revenues and advertising efficiency were below expectations,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “While we made important progress during 2018 in structuring the business for future profitability, the Q4 results point to the need for an in-depth review of our Quell strategy. We plan to address this in the first half of 2019. Importantly, we believe that our balance sheet, GSK collaboration and commercial activities provide adequate resources to meet our 2019 capital requirements.”

Financials:

In Q4 2018 total revenues were $3.7 million versus $4.9 million in the prior year period, a decrease of 24%. Gross margin was 46.9% of total revenues, an improvement of 4.9 percentage points from 42.0% in Q4 2017. Operating expenses were $4.6 million compared to $5.0 million in Q4 2017. Net loss was $2.8M compared to $2.9M in Q4 2017. Net cash usage in operations was $2.7 million, a reduction from $3.3 million in Q4 2017. The Company ended the year with cash of $6.8 million.

For full year 2018, total revenues were $16.1 million compared to $17.1 million in 2017. Gross profit increased to $7.4 million from $6.9 million in 2017. Collaboration income totaled $12.3 million in 2018. Net income of $24 thousand compared favorably with a net loss of $12.9 million in 2017.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00am Eastern today, January 24, 2019. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 1262224. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 1262224. It will remain available for one week. The call will also be webcast and accessible at http://www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining neurostimulation and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The Company has two primary products. Quell is an over-the-counter wearable therapeutic device for chronic pain. DPNCheck is a rapid point-of-care test for diabetic neuropathy which is the most common long-term complication of Type 2 diabetes. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$3,728,800	$4,929,475	$16,090,138	$17,092,336
Cost of revenues	1,980,407	2,857,537	8,707,082	10,235,538
Gross profit	1,748,393	2,071,938	7,383,056	6,856,798
Operating expenses:
Research and development	1,059,697	876,191	5,134,592	3,497,636
Sales and marketing	2,658,820	2,315,366	9,698,753	10,751,863
General and administrative	851,012	1,764,322	4,841,278	5,689,917
Total operating expenses	4,569,529	4,955,879	19,674,623	19,939,416
Loss from operations	(2,821,136)	(2,883,941)	(12,291,567)	(13,082,618)
Other income:
Collaboration income	—	—	12,255,704	—
Other income	18,503	3,867	59,468	223,365
Total other income	18,503	3,867	12,315,172	223,365
Net income (loss)	$(2,802,633)	$(2,880,074)	$23,605	$(12,859,253)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31, 2018	December 31, 2017

Cash and cash equivalents	$6,780,429	$4,043,681
Other current assets	4,850,588	5,059,693
Noncurrent assets	482,231	495,850
Total assets	$12,113,248	$9,599,224

Current liabilities	$6,015,437	$4,581,835
Stockholders’ equity	6,097,811	5,017,389
Total liabilities and stockholders’ equity	$12,113,248	$9,599,224